Exhibit 14.0

MUTUAL SAVINGS AND LOAN ASSOCIATION BUSINESS CONDUCT and CODE of ETHICS

Written:	09-17-2015
Revised:	09-11-2023
Revised:	12-27-2024
Reviewed:	12-30-2024
Reviewed by:	Mike Hurley, Anita Cambre, Karen Lemoine
Board	Approved: 09-14-2023
Board	Approved: 01-30-2025

Overview

Pursuant to the Sarbanes-Oxley Act of 2002 and Compliance Standards of the New York Stock Exchange and the Securities and Exchange Commission, Magnolia Bancorp and its subsidiaries including Mutual Savings and Loan Association (the “Mutual”) (collectively referred to herein as the “Company”) have established this Code of Business Conduct and Code of Ethics (the “Code”) to cover a wide range of business practices and procedures.

This Code outlines basic principles to guide all employees of the Company (“Employees”). In addition, all members of the Company’s Board of Directors (as well as advisory directors and director’s emeritus) (collectively, “Directors”), in regard to their Company duties, are responsible for conducting themselves in compliance with the applicable provisions of this Code. The Company desires to engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and to comply with all applicable laws. Employees and Directors must conduct themselves accordingly and seek to avoid even the appearance of improper conduct. The Code will be provided to all Employees and Directors and posted on the Company’s website.

If a local, state or national law conflicts with any policy in this Code, Employees and Directors must comply with the law; however, if a local custom or policy conflicts with this Code, Employees and Directors must comply with the Code.

Policy Statement

1.0 Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. The financial services industry is subject to extensive regulation by a number of federal and state agencies responsible for the administration and enforcement of a variety of important statutes. The Company is committed to full compliance with these statutes and the rules and regulations promulgated under them by the regulatory agencies. The Company will abide by the highest standards of integrity in our interaction with these agencies, and Employees and Directors should respond honestly and candidly when dealing with the independent and internal auditors, federal and state regulators, and Company attorneys. All Employees and Directors must respect and obey the laws, including all laws, rules and regulations of local, state, and federal bodies applicable to the Company’s business. Although Employees are not expected to know the details of each law, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate personnel.

2.0 Confidentiality and Data Security

2.1 Proprietary Information

Confidential information of the Company is any non-public information about the Company, its customers, suppliers, Employees, Directors, shareholders or joint venture parties, including (but not limited to) any information relating to the Company's business plans, other business information or trade secrets and information that suppliers and customers have entrusted to the Company. In carrying out the Company's business, Employees, Directors, agents and representatives of the Company often learn such confidential information. These individuals must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally permitted, and must use such information only for legitimate business purposes of the Company. Privacy of customer information is paramount, and such information must be handled in accordance with the Company's policies.

Non-public information is considered to be material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it is reasonable to expect that the information would significantly affect the price of a company's securities. An Employee or Director who has material non-public information about the Company may communicate such information only to Director or other Employees of the Company on a need-to-know basis for legitimate business reasons and in compliance with Company policy. Material non-public information about the Company may not, unless permitted by and in compliance with Company policy, be communicated to employees of the following areas of the Company or any subsidiary: broker-dealer, underwriting, investment advisor, trust division, venture capital, capital markets, funds management, or any other area that makes investment decisions on behalf of customers or the Company.

The obligation to preserve the confidentiality of all non-public information continues even after employment ends.

2.2 Confidentiality of Customer Information

It is the policy of the Company that information with respect to our customers acquired by an Employee or Director through his or her employment or directorship is considered to be held in the strictest confidence. Except where legally required, in no instance shall such information be transmitted to unauthorized persons outside the Company (including to family, friends and affiliates), or to other Employees of the Company who do not need to know the information.

Customers expect and deserve confidentiality with regard to the information they provide to the Company. Awareness of privacy has been heightened by disclosures required by the Gramm-Leach-Bliley Act. Concerns about identity theft have been brought into sharp focus by the media. Thus, it is imperative that each Employee and Director, as well as each agent and third-party vendor, assure that customer information is appropriately protected.

Although federal law has focused on consumer privacy, commercial customers are no less entitled to assurances that their information is kept confidential. This can include data obtained in the course of evaluating a loan application, servicing a loan, and other information, including financial data, personal information, business plans, forecasts, capabilities, intentions, contingencies, and timing of actions by individual and business customers of the Company.

All subpoenas and other requests for information, including government requests related to 31 CFR Chapter X, Financial Crimes Enforcement and criminal subpoenas, are to be directed immediately to the Company’s Chief Compliance Officer.

2.3 Electronic Data Security

The Company has implemented a comprehensive set of information security policies, standards, and related trainings that every Employee is required to review, acknowledge, and/or complete in connection with the Employee’s onboarding process at the time that they are hired. Each Employee is required to formally review and understand any changes to these policies and standards and complete additional training on at least an annual basis. These policies, standards, and trainings address, but are not limited to, the following topics: data privacy and security, password protection, internet use, computer equipment and software use, and e-mail use, best-practices and safety. Complete information relating to information security and information technology may be obtained from the Company’s Chief Information Security Officer, or his or her designee.

3.0 Insider Trading

All non-public information about the Company should be considered confidential information that is subject to the provisions of Section 2 above. In addition, Employees and Directors who have access to material non-public information about the Company are not permitted to use or share that information for stock trading purposes. To use material non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical and a violation of this Code but also is illegal. The Company’s board of directors has adopted an Insider Trading Policy that is required to be reviewed by all Employees and Directors.

Employees and Directors may share in the ownership of the Company through the purchase of the Company's common stock. Normal purchases and sales that are made for personal investment interests are logical and desirable. Active trading in Company stock or options on Company stock purchased from or sold to a third-party or similar securities to gain a quick profit must be avoided. This, of course, does not preclude the exercise in the normal course of business of employee stock options granted under a Company plan.

An Employee in possession of material non-public information about a third-party company must abstain from trading in the securities of such company not only for himself/herself, but also for the account of anyone else, until such information is publicly available.

4.0 Conflicts of Interest

A “conflict of interest” occurs when the private interest of Directors, Employees, agents or representatives of the Company interfere with the interests of the Company. Conflicts of interest are prohibited as a matter of Company policy, except to the extent permitted under this Code. An Employee or Director of the Company should avoid conduct that creates even the appearance of a conflict of interest and must never use or attempt to use his or her position at the Company to obtain personal benefit for himself or herself or for his or her family. The Bank Bribery Act and Company policy prohibit Employees and Directors from corruptly soliciting, demanding, accepting or agreeing to accept anything of value (excluding compensation and expenses paid in the usual course of business) for himself or herself or a third-party from a customer, supplier or anyone else with the intent to be influenced or rewarded in connection with any transaction or Company business.

Any Employee who is aware of a conflict of interest or is concerned that a conflict might develop is required to discuss the matter promptly with his or her supervisor, who must address the matter in accordance with this Code.

Outside employment and participation by an Employee in outside businesses must be reported to your supervisor. If any of the following three prohibited situations are questionable, the supervisor will consult with Human Resources for a recommendation and final decision by the President/CEO. In connection with outside activities, the following are prohibited:

(a) Personal use of Company equipment, supplies or facilities for outside employment.

(b) Engaging in competition with the Company.

(c) Rendering general accounting services to clients of the Company or preparation of accounting statements to be presented to the Company to secure a loan.

5.0 Processing Personal Transactions is Prohibited

Bank employees must always follow the same procedures that are used by customers when transacting personal financial business with the Bank. Bank employees are not allowed to handle or approve their own transactions, or transactions for family members, household members, significant others or partners in a dating relationship, or transactions on accounts over which the employee has an ownership interest, control, or signing authority. Such transactions must always be handled by other employees.

This restriction applies to all account and transaction types, including business accounts, personal checking and saving accounts, loans, credit cards, and trust accounts. If an employee is discovered to be processing or approving his or her own personal transactions or those of a family member, household member, significant others or partners in a dating relationship, it will be assumed that the employee has violated this Code. Any coercion of other employees in order to circumvent this rule is also a violation of this Code.

6.0 Gifts, Fees and Loans

The federal bank bribery law prohibits any Bank official (which includes an Employee, officer, Director, agent or attorney of the Company) from (1) soliciting for themselves or for a third-party (other than the Company itself) anything of value from anyone in return for any business, service or confidential information of the Company and (2) accepting anything of value (other than bona fide wages and salary) from anyone in connection with the business or transactions of the Company, either before or after the business or transaction. The statute makes it a crime for the giver of the gift, as well as the receiver of the gift. The law applies not only to loan transactions, but any business transaction including those with suppliers, professional advisors (attorneys, accountants, etc.), and other day-to-day banking functions with clients or potential clients. There is a similar prohibition against gifts and payments under state banking law.

The following prohibitions provide guides to meeting the requirements of the federal bank bribery law:

Mutual's policy has been that nothing could be accepted from a third party whether there is a possible corrupting influence or not. It has always been our intention to maintain the highest level of integrity. Each employee, officer, director, agent or attorney for Mutual should be aware that complying with these guidelines will not necessarily be a defense if prosecuted by the Department of Justice. The board of Mutual has taken a conservative approach in allowing for deviation from our former strict policy when allowances are suggested. With that in mind, the following guidelines are established as a code of conduct:

1.	Acceptance of gifts from family or personal relationships when circumstances make it clear that it is those relationships rather than the business of the institution that are the motivating factors.

2.	Acceptance of meals or refreshments that do not exceed fifty ($50.00) dollars. Any travel arrangements or other trips must first be approved by the board.

3.	Acceptance of loans from other financial institutions on customary terms to finance proper and usual activities of their officials, which are home mortgage loans.

4.	Acceptance of advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains and similar items.

5.	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers.

6.

Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as promotions, a new job, wedding, retirement, or Christmas. The value should not exceed two hundred ($200.00) dollars.

7.	Acceptance of a civic, charitable, educational or religious organizational award for recognition of service not to exceed two hundred ($200.00) dollars.

Mutual's Board may approve on a case-by-case basis any circumstances which are not specifically covered in the listed guidelines. The board will need complete written disclosures of the circumstances. In addition, any person covered by the code of conduct that is offered or receives something of value beyond our code definitions shall report to the President who will make a written report to the Board of Directors.

The Board of Mutual recognizes that many involved in the institution have other outside business interests or employment that may give rise to conflict of interest. Each person covered under our code should be aware that if any conflict evolves into a corrupt transaction it is covered under the "Code”. Everyone should keep in mind that if they accept anything of value or self-deal from their position they can be prosecuted under the "Code." Anyone suspecting that they are in a conflict-of-interest position, including those in which they have been inadvertently placed because of business or personal relationships must disclose it to the President who will make a written report to the board.

Employees are also prohibited from making direct or indirect gifts, offers or promises of any gift, bribe, kickback, favor, loan or anything else of value to any person or entity on behalf of the Company or the Bank in connection with any transaction or business for the purpose of influencing the action of the recipient of the gift. As with gifts to banking officials, this rule is subject to the exceptions outlined above. Normal business development activity is also permitted, involving for example entertainment, meals, and tickets to sporting and social events, so long as the gift is reasonable under the circumstances and promotes legitimate business development.

7.0 Corporate Opportunities

Employees and Directors owe a duty to the Company to advance the Company's business interests when the opportunity to do so arises. Employees and Directors are prohibited from taking (or directing to a third-party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. Generally, Employees and Directors are prohibited from using corporate property, information or position for improper personal gain and from competing with the Company.

Sometimes, the line between personal and Company benefits may be difficult to draw, and sometimes there are both personal and Company benefits in certain activities. A prudent course of conduct for Employees is first to consult Company policy and, if still unsure how to proceed, to ask his or her supervisor or a Human Resources representative.

8.0 Protection and Proper Use of Company Assets

All Employees and Directors should protect the Company's assets and ensure their efficient use. Except for incidental personal use, Company assets should be dedicated to legitimate Company business only. Expense accounts should be used only for Company business in accordance with Company guidelines, and any unused cash advances must be repaid promptly. Intentional use of corporate credit cards for personal purposes in violation of Company guidelines is prohibited. The obligation to protect Company assets continues even after employment ends and includes its proprietary information, including intellectual property, trade secrets, customer lists and other customer information, business and marketing plans, databases, records, salary information and unpublished financial data and reports. Unauthorized use or distribution of such information, which includes any use or distribution that does not serve a legitimate business purpose of the Company, is prohibited. No bribes, kickbacks or similar payments or considerations are directly or indirectly to be given, offered or received by any team member, Employee, Director or agent of the Company to any person or entity for any reason.

9.0 Fair Dealing

The Company seeks to outperform the competition fairly and honestly, and the Company has a history of succeeding through such honest business competition. The Company seeks competitive advantages through superior performance, not through illegal or unethical business practices. Each Employee and Director should endeavor to deal fairly with the Company's customers, service providers, suppliers, competitors and Employees. No Employee or Director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

10.0 Employee Matters

The Company is firmly committed to non-discrimination and equal opportunity for Employees, customers and suppliers. Everyone will be treated without discrimination or harassment based on race, color, religion, sex, pregnancy, sexual orientation, gender identity or expression, family or marital status, national origin, age, veteran status, genetic information or disability, or any other characteristic protected by law. No person shall be refused employment, promotion, transfer, compensation, benefits or any other term or condition of employment based on any of these characteristics. Sexual harassment in any form and conduct of a sexual nature that creates an intimidating, hostile or offensive working environment are prohibited. In addition, the health and safety of Employees is one of the Company's highest concerns. The Company's goal is to provide a healthy, drug-free, safe and efficient workplace and business environment for Employees and customers. Employees are prohibited from engaging in the illegal use, transfer, sale, or possession of drugs or abusing prescription drugs either while on the job or on Company premises.

11.0 Community Matters

The Company supports the public welfare of the communities it serves by making community investments of cash, property and the time and talent of its Employees. Contributions will be made to charitable organizations, charitable causes and community enhancement activities.

12.0 Political Matters

Employees are encouraged to maintain an enlightened interest in governmental affairs, to meet the responsibilities of good citizenship by voting in all elections, and to participate in the political process. Such participation may include political contributions to candidates. No political contributions will, however, be made by the Company except as permitted by law, and no individual contributions will be reimbursed by salary, bonus, expense account or in any other manner. Employees may choose to make contributions through an approved political action committee. Any decision by an Employee to make political contributions will be made freely, voluntarily, and confidentially.

13.0 Recordkeeping

The Company requires honest and accurate recording of information in order to provide accurate reports and make responsible business decisions. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions, and must conform to both applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the book" funds or assets should not be maintained unless permitted by law and not prohibited by Company policy. All Employee business expense accounts must be documented and recorded accurately. Records should always be retained or destroyed in accordance with the record retention policy of the Company.

14.0 Internal Communications

In communications, Employees should avoid exaggeration, derogatory remarks, guesswork, and inappropriate characterizations of people and companies that can be misunderstood. This principle applies equally to e-mail, internal memoranda, and formal reports.

15.0 Quality of Disclosures and Conduct Related to internal Controls

Federal and state securities laws impose continuing disclosure requirements on the Company and require the Company to regularly file certain reports and make certain submissions (the “Reports”) with and to the Securities and Exchange Commission and the OTC Markets Group and disseminate certain information contained therein to its shareholders. Such Reports must comply with all applicable legal and Over-the- Counter requirements and may not contain material misstatements or omit material facts.

All Employees directly or indirectly involved in preparing such Reports, any Employees who regularly communicate with the press or with investors or analysts concerning the Company, and all representatives who assist the Company in preparing such Reports and communications, must ensure that such Reports and communications are (1) full, fair timely, accurate and understandable and (2) meet all legal requirements. This Code applies to all public disclosure of material information about the Company, including written disclosures, oral statements, visual presentations, press conferences and media calls.

Proper disclosure and reporting of financial information is primarily the responsibility of the Chief Executive Officer and the Chief Financial Officer of the Company. However, other officers and employees have an obligation to ensure that proper accounting practices are followed and, if they are not, to notify the appropriate representatives under this Code. The Company has established a system of internal controls which executive management deems reasonable to assure the Board of Directors, our shareholders, and our regulators that the assets of the Company are properly safeguarded. Any employee who overrides this system of internal controls, either intentionally or unintentionally, regardless of whether the employee benefits personally, will be subject to disciplinary action, which could result in dismissal.

16.0 Waivers

Any waiver of this Code for Employees or Directors may be made only by the board of directors or the Audit Committee of the board. Any such waiver will be promptly disclosed as required by law or stock exchange or other applicable regulation.

17.0 Reporting Illegal or Unethical Behavior and Improper Reporting or Disclosure of Financial Information

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by Employees. Employees are expected to cooperate in internal investigations of misconduct.

Anyone aware of a violation of this Code or any Company policy or legal requirement must report that violation. In reporting violations, we encourage Employees to first contact your supervisor, discuss it with the Company’s Human Resources area.

Each Employee has an obligation to report immediately his or her arrest or indictment for or conviction of any crime, or entering into a pretrial diversion, deferred adjudication, or similar program, with respect to any criminal offense. A guilty or no-contest plea may result in a conviction even though there may be no trial or any other courtroom proceeding. For this purpose, an Employee may ignore most traffic violations and other convictions related to operating a vehicle, but must report traffic violations and vehicle-operating convictions that involve any of the following: driving under the influence or while intoxicated; illegal drugs or any other criminal recklessness; assault; battery; manslaughter; or homicide.

Failure to report existing and potential violations of this Code is itself a violation of this Code. Employees are expected to cooperate in internal investigations of misconduct. However, under no circumstances should an employee engage in any independent review or investigation into the suspected violation.

The Sarbanes-Oxley Act of 2002 requires that the Company’s Audit Committee establish procedures for confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters. Employee complaints and reports of this nature will be handled under the procedures established by the Audit Committee. In the event an employee has knowledge of improper reporting or disclosure of financial information, the employee may report the information to the Chairman of the Audit Committee.

18.0 Compliance Standards and Procedures

It is every Employee’s and Director’s responsibility to ensure the effective operation of this Code, which requires prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since this Code cannot anticipate every situation that will arise, it is important to have a way to approach new questions or problems. The following are steps to keep in mind:

(a)	Make sure you have all the facts. In order to reach the right solutions, you must be as fully informed as possible.
(b)

Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

(c)	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
(d)

Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that, although your supervisor cannot waive the provisions of this Code, it is your supervisor’s responsibility to help solve problems including, if appropriate, seeking additional assistance from other Company resources.

(e)

Seek help from other Company resources. In cases where it may not be appropriate to discuss an issue with your supervisor, where your supervisor is not sure of the answers to your questions, or where you do not feel comfortable approaching your supervisor with your questions, discuss it with the Company’s Human Resources area.

(f)	You may report ethical violations in confidence and without fear of retaliation. If you want your identity to be kept secret, your anonymity will be protected.

With respect to accounting, internal control, and auditing matters, keep the following in mind:

(a)

You may report complaints about the Company’s accounting, internal controls or auditing matters or concerns regarding questionable accounting or auditing matters to the Audit Committee by contacting the Chairman of the Audit Committee.

(b)

Any Employee who engages in unlawful activities or violates this Code or any of the Company's policies is subject to disciplinary action, which could result in dismissal. Remember, if an Employee is unsure how to apply the principles of this Code to his or her own behavior, the best course of action is to seek guidance from his or her supervisor or Human Resources representative before taking any action.

19.0 Supplemental Code of Ethics for Finance Professionals

This section provides a Code of Ethics for Financial Professionals and applies to the principal executive officer of the Company and all professionals serving in the finance divisions of the Company and its majority owned subsidiaries (the “Financial Professionals”). This Code of Ethics for Financial Professionals is intended to supplement the Code. The principal executive officer and all Finance Professionals will:

(a)	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(b)

Take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries and their customers obtained or created in connection with employment activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(c)

Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

(d)	Comply with applicable governmental laws, rules and regulations; and
(e)	Promptly report any violation of this Code of Ethics for Finance Professionals to the parties listed in the Code.

The principal executive officer and all Finance Professionals are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors for the purpose of rendering the financial statements of the Company misleading.

The principal executive officer and all Finance Professionals will be held accountable for adherence to this Code of Ethics for Finance Professionals. Failure to observe the terms of this Code of Ethics for Finance Professionals may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics for Finance Professionals may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or the Company.